Exhibit (1)(l)

ARTICLES OF AMENDMENT Stock(for profit)

Kenneth L. Greenberg, Esquire
DRINKER BIDDLE & REATH
PNB Building, 11th Floor
1345 Chestnut Street
Philadelphia, PA  19107


<-  Please indicate where you
would like the acknowledgement
copy of the filed document sent.
Please include complete name and
mailing address.

Your phone number during the day:  (215) 988-1152

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

     Submit one original and one exact copy to Secretary of State, P.O. Box 7846, Madison, Wisconsin, 53707-7846. (If sent by Express or Priority U.S. mail, address to 30 W. Mifflin
Street, 9th Floor, Madison, WI 53703). The original must include an original manual signature (sec. 180.0120(3)(c), Wis. Stats). If you have any additional questions, please call the Corporations Division at 608-266-3590.

A. State the name of the corporation (before any changes effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g.) "RESOLVED, THAT, Article 1 of the Articles of
Incorporation is hereby amended to read as follows.... etc.").

     If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B. Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark one of the three choices to indicate the method of adoption of the amendment(s).

     By Board of Directors - Refer to sec. 180.1002 Wis. Stats. for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

     By Board of Directors and Shareholders - Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003 Wis. Stats. for specific information.

     By Incorporators or Board of Directors - Before issuance of shares - See sec. 180.1005 Wis. Stats. for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C. Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer (or incorporator if directors have not been elected) of the corporation or the fiduciary if the corporation is in the hands of a receiver, trustee, or other court appointed fiduciary. At least one copy must bear an original manual signature.

D. If the document is executed in Wisconsin, sec. 14.38(14) Wis. Stats. provides that it shall not be filed unless the name of the drafter (either an individual or a governmental agency) is printed in a legible manner. If document is NOT drafted in Wisconsin, please so state.

FILING FEES

     Submit the document with a minimum filing fee of $40.00, payable to SECRETARY OF STATE. If the amendment causes an increase in the number of authorized shares, provide an additional fee of 1 cent for each new authorized share. When the document has been filed, an acknowledgement copy stamped "FILED" will be sent to the address indicated above.

                      ARTICLES OF AMENDMENT
                       Stock (for profit)


A.   Name of Corporation:   Portico Funds, Inc.
                            ----------------------------------------------
                            (prior to any change effected by this amendment)

     Text of Amendment (Refer to the existing articles of incorporation and instruction A. Determine those items to changed and set forth below the number identifying the paragraph being changed and how the amended paragraph is to read.)

          RESOLVED, THAT, the articles of incorporation be amended as follows:

                         SEE ATTACHED


B.   Amendment(s) adopted on             May 23, 1997
                                         -------------
                                         (date)

     Indicate the method of adoption by checking the appropriate choice below:

     ( X )In accordance with sec. 180.1002, Wis. Stats. (By the Board of
          Directors)

   OR

     (   )In accordance with sec. 180.1003, Wis. Stats. (By the Board of
          Directors and Shareholders)

   OR

     (   )In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or
          Board of Directors, before issuance of shares)

C.   Executed on behalf of the
     corporation on                     --------------------
                                             (date)

                                        --------------------
                                             (signature)


                                        --------------------
                                             (printed name)


                                        --------------------
                                             (officer's title)

D.   This document was drafted by   Kenneth L.Greenberg, Esq.
                                    -----------------------------------
                                    (name of individual required by law)

                      FILING FEE - $40.00 OR MORE
 SEE REVERSE for Instructions, Suggestions, Filing Fees and Procedures

                AMENDMENT TO ARTICLES OF INCORPORATION
             ADOPTED BY BOARD OF DIRECTORS ON MAY 23, 1997
         PURSUANT SECTION 180.1002 OF THE WISCONSIN STATUTES.


          (a)  The name of the Company is Portico Funds, Inc.

  (b) and (c)  The text of the Amendment which determines the terms of the
               Company's Class 18 - Institutional Series and Class 18-A Series Common Stock and the number of shares thereof is as follows:

               RESOLVED, that pursuant to Article V of the Articles of Incorporation of the Company, One Hundred Million authorized, unissued and unclassified shares of Class 18 Common Stock of the Company be, and hereby are, divided into and classified as Class 18- Institutional Series and One Hundred Million authorized, unissued and unclassified shares of Class 18 Common Stock of the Company be and hereby are divided into and classified as Class 18-A Series Common Stock, with all of the preferences, limitations and relative rights set forth in Article V. B. of said Articles of Incorporation.

          (d) No shares of the Company's Class 18 - Institutional Series and Class 18-A Series Common Stock have been issued.

          (e)  The Amendment was adopted on May 23, 1997.

          (f) The Amendment was unanimously adopted by the Board of Directors and shareholder action was not required.